UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2008
Henry Schein, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27078	11-3136595
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

135 Duryea Road, Melville, New York		11747
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On February 20, 2008, Henry Schein, Inc. (the “Company”) adopted an incentive-based cash compensation plan for management, known as the Henry Schein Management Team Performance Incentive Plan (“PIP”), beginning with the Company’s current fiscal year. The PIP is designed to provide each participant with an annual cash bonus opportunity by rewarding the achievement of pre-established corporate, business unit and individual performance goals, and is consistent with performance incentive plans adopted by the Company in prior years.
Participants include members of management designated as directors and officers, excluding the Chief Executive Officer (“CEO”). In connection with annual awards to be made under the Plan, during the first quarter of each year the CEO will recommend to the Compensation Committee which employees should participate in the PIP and such employees will be notified of their participation.
Components of the annual PIP goals (“Goals”):
Company financial performance. The Company financial performance goal (e.g., annual EPS or other predetermined profitability goal) is determined by the Compensation Committee in its sole discretion with input from the Executive Management team.
Functional area financial performance. Specific annual performance goals are developed for participants based on their area of responsibility or business unit’s performance and on the applicable annual budget established by the Company.
MBO performance. Using a management by business objectives (MBO) approach, specific and measurable annual goals are developed for each participant to drive and support Company-wide initiatives including profitability, process excellence, customer satisfaction, strategic planning and organizational development. The goals are approved for each participant by the CEO, solely with respect to participants other than executive officers, or by the Compensation Committee in its sole discretion, with respect to executive officers.
The weighting of contributions of each PIP component to the overall award varies among participants, typically based on management responsibilities.
During the first quarter of each year, individual performance for the previous year is evaluated relative to Goals. PIP awards are determined for each performance category, as applicable. A participant’s total PIP award will equal the sum of the awards earned in each category for the previous year’s performance. The Compensation Committee or the CEO (solely with respect to participants other than executive officers) may, at any time, provide that all or a portion of a PIP award is payable: (i) upon the attainment of the Goals; or (ii) regardless of whether the Goals are attained, as determined by the Compensation Committee or the CEO (solely with respect to participants other than executive officers) in its or his sole discretion as to the quality of earnings and the circumstances of their achievement.
Awards for each year are expected to be paid at the end of the Company’s first fiscal quarter during the following year. Participants must be actively employed on March 15 of the year the PIP award is to be paid out, except for certain pro rated awards that may be available at the discretion of the Compensation Committee or the CEO (solely with respect to participants other than executive officers) for participants who died, became permanently disabled, or retired at the social security retirement age during the plan year, or in other special circumstances.
Each year, the Compensation Committee may adjust, as it decides in its sole discretion, the Company financial performance, functional area financial performance and MBO performance goals for unbudgeted acquisitions, capital transactions, changes in accounting principles, changes in applicable law or regulations, repurchases by the Company of any class of its securities during the fiscal year, or any other unforeseeable event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by the executive management team. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the PIP award payouts that correspond to the levels of achievement of the adjusted Goal.
The Compensation Committee or the CEO (solely with respect to participants other than executive officers) has the sole authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the PIP and to construe and interpret the terms and provisions of the PIP and any award issued thereunder.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC. (Registrant)
Date: February 25, 2008	By:	/s/ Michael S. Ettinger
Michael S. Ettinger
Senior Vice President and General Counsel